Exhibit (2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 12, 2022, with respect to the financial statements and financial highlights included in the Annual Report on Form N-CSR of Vertical Capital Income Fund (now known as Carlyle Credit Income Fund) for the year ended September 30, 2022, which are incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 31, 2023